UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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Colleagues,

This afternoon we published a new letter to shareholders from the Board of Directors, in addition to an infographic.

The letter outlines the $8 billion of shareholder value we have created in 8 years through our business transformation and separation. It also addresses Elliott’s continued misleading statements.

Below is a summary of the key points that you can use to communicate with employees in tool box talks, staff meetings, town halls or other face-to-face forums.

If you have a question or suggestion please share it with us by contacting Communications.

Best wishes,

Libby

Today the Arconic Board published a new letter to shareholders. Here’s a summary of 8 Things Employees Should Know:

Elliott Management – an activist hedge fund investor - is promoting a misleading view of our track record of shareholder return through biased selection of start and end dates for its analysis, and using inappropriate indices for comparison.

The fact is that together we’ve created approximately $8 billion[1] in shareholder wealth over the last eight years, reflecting total shareholder returns of 182%[2].

Elliott has no serious plan for the future of Arconic and instead has relied largely on misleading attacks on Arconic’s track record.

Elliott has shown a clear lack of understanding of Arconic’s business, using flawed and misleading analysis and concealing its changes. Global Rolled Products is already in-line with or better than its 10 largest competitors, with a plan to further improve by $100 million by 2019.[3] In Engineered Products and Solutions, margins are in-line or better than Precision Cast Parts in most segments where the businesses are comparable.

Elliott’s consultant and candidate for CEO – Larry Lawson, a former Spirit AeroSystems CEO – is legally restricted from taking the job and is on Elliott’s payroll. Elliott has agreed to pay him approximately $28 million over next two years, raising the question of whether he would truly serve the interests of ALL Arconic shareholders.

[1]	Value represents the aggregate change in market value of the total shares outstanding of Alcoa Inc. from March 18, 2009 through March 1, 2017, plus dividends. Analysis begins on March 18, 2009, the day prior to Alcoa Inc.’s recapitalization. Management and the Board took decisive action to stabilize Alcoa Inc. in the face of extreme market headwinds. On March 19, 2009, Alcoa Inc. priced $906M of common equity and $575M of convertible debt, which ensured Alcoa Inc. would have adequate liquidity to survive the 2009 financial crisis. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
[2]	Represents package value to Alcoa Inc. shareholders from March 18, 2009 through March 1, 2017. Package value to Alcoa Inc. shareholders includes Alcoa Inc. total shareholder return through October 31, 2016. From November 1, 2016 through March 1, 2017, package value to the Alcoa Inc. shareholder is calculated based on the performance of 1 share of Arconic and 1/3 share of Alcoa Corp. On November 1, 2016, as a result of the separation, every shareholder of Alcoa Inc. retained 1 share of Arconic and received 1/3 share of Alcoa Corp. for every 1 share of Alcoa Inc.; the package value calculates the total value to the former Alcoa Inc. shareholder over the specified time period. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
[3]	Based on Arconic GRP 2016 revenue of $4.9B.

Some of our largest customers have spoken out to express their resounding support for Arconic, its importance to their business and their support for Klaus. Key supporters include Airbus Group, The Boeing Company, United Technologies Corp., and GE Aviation.

Elliott has mischaracterized an agreement with Oak Hill in a deliberate attempt to divert attention away from what is really at stake in this proxy contest: who are the best qualified director nominees to oversee the execution of the Company’s strategy to enhance shareholder value.

Arconic’s Board believes the choice is clear. To protect the future of Arconic and the value of your investment we urge you to vote the WHITE proxy card TODAY.

Let’s show the world who we are through our actions:

•	Work safely;

•	Stay focused on delivering for our customers; and

•	Drive results for our shareholders.

•	Read the full release here.

•	See supporting infographic: $8 Billion in Shareholder Wealth Over the Last 8 Years

Materials to use and post in employee communications:

Here are materials to help employees to understand Arconic’s strong, execution-focused track record and why Elliott’s analysis of Arconic is misleading and its conclusions are incorrect.

•	Brochure: The Facts are Clear: Arconic’s Track Record Is Strong

•	Poster versions of “Facts are Clear” brochure

•	$8 Billion in 8 Years infographic (print as poster)

•	Arconic Total Shareholder Return graphics

For more information, go to www.arconic.com/annualmeeting or visit Arconnect.

[1]	Value represents the aggregate change in market value of the total shares outstanding of Alcoa Inc. from March 18, 2009 through March 1, 2017, plus dividends. Analysis begins on March 18, 2009, the day prior to Alcoa Inc.’s recapitalization. Management and the Board took decisive action to stabilize Alcoa Inc. in the face of extreme market headwinds. On March 19, 2009, Alcoa Inc. priced $906M of common equity and $575M of convertible debt, which ensured Alcoa Inc. would have adequate liquidity to survive the 2009 financial crisis. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
[2]	Represents package value to Alcoa Inc. shareholders from March 18, 2009 through March 1, 2017. Package value to Alcoa Inc. shareholders includes Alcoa Inc. total shareholder return through October 31, 2016. From November 1, 2016 through March 1, 2017, package value to the Alcoa Inc. shareholder is calculated based on the performance of 1 share of Arconic and 1/3 share of Alcoa Corp. On November 1, 2016, as a result of the separation, every shareholder of Alcoa Inc. retained 1 share of Arconic and received 1/3 share of Alcoa Corp. for every 1 share of Alcoa Inc.; the package value calculates the total value to the former Alcoa Inc. shareholder over the specified time period. Calculation based on closing prices and reflects Arconic analysis of Capital IQ data.
[3]	Based on Arconic GRP 2016 revenue of $4.9B.

Non-GAAP Financial Measures

Some of the information included in this communication is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. Arconic has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of forward-looking non-GAAP financial measures such as adjusted EBITDA margin to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts relating to the growth of end markets and potential share gains; statements and guidance regarding future financial results or operating performance; and statements about Arconic’s strategies, outlook, business and financial prospects. Forward-looking statements are not guarantees of future performance, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including, but not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (i) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2016, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Market projections are subject to the risks discussed above and other risks in the market.